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                                                                    EXHIBIT 99.5

                                                               February __, 2005

                            EXCHANGE AGENT AGREEMENT

The Bank of New York
101 Barclay Street, Floor 21 West
New York, New York 10286

Attention: Corporate Trust Division - Global Finance Services, Americas

Ladies and Gentlemen:

         Net Servicos de Comunicacao S.A., a Brazilian corporation (the "Company") is (i) offering to exchange (the "Exchange Offer") up to US$76,593,068 aggregate principal amount of its 7.0% Senior Secured Notes due 2009 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended, and cash (the "Cash Payment"), for up to US$97,692,000 aggregate principal amount of its 12?% Senior Guaranteed Notes due 2004 (the "Existing Notes"), and (ii) soliciting (the "Consent Solicitation" and together with the Exchange Offer, the "Exchange Offer and Consent Solicitation") consents (the "Consents") from holders of the Existing Notes to amendments to certain provisions of the indenture governing the Existing Notes, dated as of June 18, 1996, pursuant to which the Existing Notes were issued. The terms and conditions of the Exchange Offer and Consent Solicitation as currently contemplated are set forth in the Company's prospectus, dated February __, 2005 (as the same may be amended, supplemented or modified from time to time, the "Prospectus") and in the accompanying letter of transmittal and consent (the "Letter and Consent"), which are both proposed to be distributed to all record holders of the Existing Notes and which collectively constitute the Exchange Offer and Consent Solicitation. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Prospectus.

         Registered holders (each a "holder") of Existing Notes who desire to tender their Existing Notes pursuant to the Exchange Offer and Consent Solicitation must consent to the Proposed Amendments pursuant to the terms and conditions contained in the Prospectus and Letter and Consent. The execution and delivery of a Letter and Consent by a holder of Existing Notes in connection with the tender of Existing Notes pursuant to the Exchange Offer and Consent Solicitation will be deemed to constitute the consent of such tendering holder to the Proposed Amendments. No Consent may be delivered by the holder without such holder also tendering the related Existing Notes for exchange pursuant to the Exchange Offer. No separate payments will be made for Consents.

         The Company hereby appoints The Bank of New York to act as Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer and Consent Solicitation. References hereinafter to "you" and "your" shall refer to The Bank of New York.

         The Exchange Offer and Consent Solicitation is expected to be commenced by the Company on or about February __, 2005. The Letter and Consent accompanying the

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Prospectus (or in the case of book-entry securities, the Automated Tender Offer
Program ("ATOP") of The Depository Trust Company (the "Book-Entry Transfer Facility")) is to be used by the holders of the Existing Notes to accept the Exchange Offer and give Consent and contains instructions with respect to the delivery of certificates for Existing Notes tendered in connection therewith. Anything contained herein or in the Prospectus or Letter and Consent to the contrary nothwithstanding, the Exchange Agent's obligations with respect to receipt and inspection of the Letter and Consent in connection with the Exchange Offer and Consent Solicitation shall be satisfied for all purposes hereof by inspection of the electronic message (the "Agent's Message," as defined in the Prospectus) transmitted to the Exchange Agent by the Book-Entry Transfer Facility, in accordance with ATOP and by otherwise observing and complying with all procedures established by the Book-Entry Transfer Facility in connection with ATOP, to the extent that ATOP is utilized by the Exchange Offer and Consent Solicitation participants.

         The Exchange Offer and Consent Solicitation will expire at 5:00 P.M., New York City time, on ________ __, 2005, or such later time or date to which the offer is extended (such time or date, as may be extended, the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company reserves the right to (i) terminate the Exchange Offer and Consent Solicitation and return the tendered Existing Notes to the tendering holders;
(ii) waive all unsatisfied conditions of the Exchange Offer and Consent Solicitation, other than the condition requiring at least a majority of the aggregate outstanding principal amount of the Existing Notes to be validly tendered by the Expiration Date for the Exchange Offer and Consent Solicitation to be consummated, and accept for exchange and exchange all Existing Notes that are validly tendered by the Expiration Date; (iii) extend the Exchange Offer and Consent Solicitation and retain the Existing Notes that have been tendered during the period for which the Exchange Offer and Consent Solicitation is extended; or (iv) amend the Exchange Offer and Consent Solicitation. The Company will give oral notice (confirmed in writing) or written notice to you of any extension, amendment or termination before 9:00 A.M., New York City time, on the business day following the previously scheduled Expiration Date.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "THE EXCHANGE OFFER AND CONSENT SOLICITATION," and the Letter and Consent or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

         2. You will establish a book-entry account with respect to the Existing Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer and Consent Solicitation within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Such account shall be maintained until all Existing Notes tendered pursuant to the Exchange Offer and Consent Solicitation will have been either accepted for exchange or returned.

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         3.       You are to examine each Letter and Consent and certificate for
Existing Notes, or Agent's Message and confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility, as applicable, and any other documents delivered or mailed to you by or for holders of the Existing Notes, to ascertain whether: (i) the Letter and Consent and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Existing Notes have otherwise been properly tendered. In each case where the Letter and Consent or any other document has been improperly completed or executed or any of the certificates for Existing Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer and Consent Solicitation exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

         4.       With the approval of any officer of the Company referred to in
Section 5 below, or of Debevoise & Plimpton LLP, counsel to the Company (such approval, if given orally, to be promptly confirmed in writing), or any other party designated in writing by any such officer, you are authorized to waive any defects, irregularities or conditions of tender in connection with any tender of Existing Notes or delivery of Consents pursuant to the Exchange Offer and Consent Solicitation.

         5. Tenders of Existing Notes and deliveries of Consents may be made only as set forth in the Letter and Consent and in the section of the Prospectus captioned "THE EXCHANGE OFFER AND CONSENT SOLICITATION," and Existing Notes shall be considered properly tendered (and related Consents shall be considered properly delivered) to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this Section 5, Existing Notes which the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Counsel or the Treasurer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

         6. You shall advise the Company with respect to any Existing Notes received subsequent to the Expiration Date and accept any instructions of the Company with respect to disposition of such Existing Notes.

         7.       You shall accept tenders:

                  (a) in cases where the Existing Notes are registered in two or more names only if signed by all named holders;

                  (b) in cases where the signing person (as indicated on the Letter and Consent) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                  (c) from persons other than the registered holder of Existing Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

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         You shall accept partial tenders of Existing Notes where so indicated
and as permitted in the Letter and Consent and deliver certificates for Existing Notes to the registrar for split-up and return any untendered Existing Notes to the holder (or such other person as may be designated in the Letter and Consent) as promptly as practicable after expiration or termination of the Exchange Offer and Consent Solicitation.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer and Consent Solicitation, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of the Company' acceptance, promptly after the Expiration Date, of all Existing Notes properly tendered and you, on behalf of the Company, will exchange such Existing Notes for New Notes and cash and cause such accepted Existing Notes to be canceled. As set forth in the Letter and Consent, delivery of New Notes and cash will be made on behalf of the Company by you in accordance with the following:

         For each $1,000 principal amount of the Existing Notes (including all accrued and unpaid interest and premium thereon) validly tendered and accepted by the Company as set forth above, holders participating in the Exchange Offer and Consent Solicitation will receive:

                (a)     US$784.026 principal amount of New Notes;

                (b)     US$522.68 of cash; and

                (c) an additional amount of cash equal to simple interest accruing on US$1,306.71 from July 1, 2004 through the day immediately prior to the date of the closing of the Exchange Offer and Consent Solicitation, at an interest rate of three-month LIBOR plus 3.0% per annum, as advised by the Company in writing.

In all cases, Existing Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Existing Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof or an Agent's Message) with any required signature guarantees and any other required documents. New Notes will be issued only in denominations of $1.00 and integral multiples thereof. The Company will not issue fractional New Notes upon exchange of Existing Notes. Instead, the total principal amount of New Notes which each holder will receive in connection with the Exchange Offer and Consent Solicitation will be rounded up to the next highest $1.00 in principal amount that such holder would otherwise have received. Promptly following notice (such notice, if given orally, to be promptly confirmed in writing) of acceptance of said Existing Notes by the Company with respect to the payment of the Cash Payment, the Company shall deliver to you an amount in immediately available funds (the "Funds"), sufficient to fund the Cash Payment, together with written instructions from any officer of the Company referred to in Section 5 above. Payment of the Cash Payment will be made by you, on behalf of the Company, promptly after such notice of acceptance of said Existing Notes by the Company in such amount for each $1,000 principal amount of Existing Notes as any such officer shall specify.

         9. Tenders pursuant to the Exchange Offer and Consent Solicitation are irrevocable, subject to the terms and upon the conditions set forth in the Prospectus and the Letter and Consent. Existing Notes tendered pursuant to the Exchange Offer and related Consents may only be withdrawn under the limited circumstances set forth in the Prospectus.

         10. The Company shall not be required to accept any Existing Notes tendered if any of the conditions set forth in the Prospectus or the Letter and Consent are not met. Notice of any decision by the Company not to accept any Existing Notes tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

         11. If, pursuant to the Exchange Offer and Consent Solicitation, the Company does not accept for exchange all or part of the Existing Notes or Consents tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "THE EXCHANGE OFFER AND CONSENT SOLICITATION--Conditions to the Exchange

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Offer and Consent Solicitation" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer and Consent Solicitation return those certificates representing unaccepted Existing Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letter and Consents relating thereto that are in your possession, to the persons who deposited them.

         12. All certificates representing unaccepted Existing Notes, reissued Existing Notes or New Notes, and all checks representing Cash Payments, shall be returned to, or as directed by the holder thereof, by first-class mail.

         13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         14.      As Exchange Agent hereunder you:

                  (a) shall not be liable for any act, omission to act or sufferance to exist, unless the same constitutes your own gross negligence, bad faith or willful misconduct, and in no event shall you be liable to a security holder, the Company or any third party for any special, punitive, indirect or consequential loss or damages of any kind whatsoever, or lost profits, arising in connection with this Agreement even if you have been advised of the likelihood of such loss or damage and regardless of the form of action;

                  (b) shall have no duties or obligations other than those expressly set forth herein or as may be subsequently agreed to in writing between you and the Company and no implied duties or obligations shall be read into this Agreement against you. No provision in this Agreement shall require you to expend or risk your own funds or otherwise incur financial liability in the performance of any of your duties, or in the exercise of your rights and powers hereunder;

                  (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Existing Notes represented thereby deposited with you pursuant to the Exchange Offer and Consent Solicitation, or any Consent, and will not be required to and will be regarded as making no representation as to the validity, value or genuineness of the Exchange Offer or Consent Solicitation;

                  (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

                  (e) may conclusively rely on and shall be fully protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or presented by the proper person or persons;

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                  (f)      may act upon any tender, statement, request,
         document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or presented by the proper person or persons;

                  (g) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any officer of the Company referred to in Section 5 above;

                  (h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities as Exchange Agent and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;

                  (i) shall not advise any person tendering Existing Notes pursuant to the Exchange Offer and Consent Solicitation as to the wisdom of making such tender or delivering such Consent or as to the market value or decline or appreciation in market value of any Existing Notes; and

                  (j) you shall not be responsible or liable for any failure or delay in the performance of your obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond your reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars civil or military disturbances, terrorist acts, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service, accidents, labor disputes, and acts of civil or military authority or governmental actions, it being understood that you shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

         15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter and Consent and the Notice of Guaranteed Delivery (as defined in the Prospectus), or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer and Consent Solicitation, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer and Consent Solicitation and not the merits of the Exchange Offer and Consent Solicitation. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer and Consent Solicitation shall be directed by you to the Company, Attention: Andre Muller Borges, Chief Legal Counsel.

         16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing, Flavio J. Vargas of the Company (at the facsimile number 5511-5186-2780), and such other person or persons as the Company may request, daily (and more frequently during

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the week immediately preceding the Expiration Date, if requested) up to and including the Expiration Date, as to the number of Existing Notes which have been tendered and the number of Consents that have been delivered pursuant to the Exchange Offer and Consent Solicitation and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received, items improperly received and items covered by Notices of Guaranteed Delivery. In addition, you will also inform, and cooperate in making available to, the Company or any such other authorized person or persons upon oral or written request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer and Consent Solicitation. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Existing Notes tendered, the aggregate principal amount of Existing Notes accepted and deliver said list to the Company.

         17. Letter and Consents and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the Expiration Date, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters and Consents and other surplus materials in accordance with your normal practices.

         18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reason of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

         19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation and reimbursement of any reasonable out-of-pocket expenses (including the reasonable fees and expenses of your counsel) as has been separately agreed upon in writing by you and the Company. The provisions of this Section shall survive the termination of this Agreement and your resignation and removal for any reason.

         20. You hereby acknowledge receipt of the Prospectus and the Letter and Consent and further acknowledge that you have examined each to the extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter and Consent (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent (all of which shall be governed and controlled by the provisions of this Agreement).

         21. The Company covenants and agrees to indemnify and hold you harmless against any and all loss, liability, cost or expense, including attorneys' fees and expenses, incurred without gross negligence, bad faith or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or

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document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Existing Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Existing Notes or in otherwise accepting or performing your duties hereunder or in being or acting as Exchange Agent. You shall notify the Company by letter, or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you in your capacity as Exchange Agent, promptly after you shall have received any such written assertion or written notice of the commencement of any such action, provided that the failure to make such notification shall not affect the your rights to receive indemnity hereunder. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you unless (i) the Company agreed in writing to pay such fees and expenses or (ii) the Company shall retain counsel reasonably satisfactory to you to defend such suit and so long as you have not determined, in your reasonable judgment based on the opinion of outside counsel, that a conflict of interest exists between you and the Company or you shall determine in your sole discretion that the suit affects your policies or procedures or would affect your reputation. You agree that you will not settle any action, proceeding or suit with respect to which you may seek indemnification from the Company without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. The provisions of this Section shall survive the termination of this Agreement and your resignation or removal for any reason.

         22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service (eg., Form 1099s, etc.). The Company understands that you are required to deduct 28% on payments to certain holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds so deducted will be turned over to the Internal Revenue Service.

         23. The Company shall be responsible for payment, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of the Existing Notes.

         24. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including without limitation
Section 5-1401 of the New York General Obligations Law or any successor to such statute).

         25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

         26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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         27.      This Agreement shall not be deemed or construed to be
modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

         28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

                  If to the Company:

                  Andre Muller Borges
                  Net Servicos de Comunicacao S.A.
                  Rua Verbo Divino, 1356
                  Sao Paulo - SP - 04719-022, Brazil
                  Telephone: +55-11-5186-2650
                  Facsimile: +55-11-5186-2655

                  with a copy to:

                  Debevoise & Plimpton LLP
                  919 Third Avenue
                  New York, New York 10022
                  Telephone: 212-909-6000
                  Facsimile: 212-909-6836
                  Attention: Gregory V. Gooding

                  If to the Exchange Agent:

                  The Bank of New York
                  101 Barclay Street, Floor 21 West
                  New York, New York  10286
                  Attention: Corporate Trust Division - Global Finance Services,
                             Americas
                  Telephone: (212) 815-5206
                  Facsimile: (212) 815-5802

         29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 11, 18, 19, 21 and 23 shall survive the termination of this Agreement. Except as otherwise set forth herein, upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Existing Notes, funds or property then held by you as Exchange Agent under this Agreement.

         30. This Agreement shall inure to the benefit of and the obligations created hereby shall be binding upon the parties hereto and their successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party. Any entity into which the Exchange Agent may be merged or converted or with which it may be consolidated, or any

                                       9
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entity resulting from any merger, conversion or consolidation to which the
Exchange Agent shall be a party, or any entity succeeding to all or substantially all the corporate trust business of the Exchange Agent, shall be the successor, of the Exchange Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto. This Agreement shall become effective as of the date hereof.

         31. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.



                           [Signature Page Follows]

                       NET SERVICOS DE COMUNICACAO S.A.
                           EXCHANGE AGENT AGREEMENT


                                                NET SERVICOS DE COMUNICACAO S.A.

                                                By: ____________________________
                                                    Name:
                                                    Title:

                                                By: ____________________________
                                                    Name:
                                                    Title:

Accepted as of the date first
above written:

THE BANK OF NEW YORK,
 as Exchange Agent

By: _________________________________
    Name:
    Title:

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